Exhibit 99.1

ANIXTER INTERNATIONAL INC.
APPOINTS BILL SIMON, CHUCK SWOBODA TO THE BOARD OF DIRECTORS

GLENVIEW, Ill. - (BUSINESS WIRE) - February 21, 2019 - Anixter International Inc. (NYSE: AXE) today announced the appointment of two new members, Bill Simon and Charles “Chuck” Swoboda, to its board of directors, effective March 1, 2019.

“We are pleased to announce two significant additions to our board,” said Sam Zell, Chairman of Anixter’s board of directors. “Bill brings a wealth of experience leading complex global companies, and Chuck will contribute his deep expertise of the electrical and lighting businesses. I am confident that their perspectives will be valuable to Anixter as we move forward and grow our business.”
Mr. Simon is the former President and Chief Executive Officer (2010 to 2014) and Chief Operating Officer (2007 to 2010) of Walmart U.S., a leading retail corporation. Prior to joining Walmart, Mr. Simon held several senior positions at Brinker International, Diageo, Cadbury-Schweppes, PepsiCo and RJR-Nabisco. He also served in the public sector as Secretary of the Florida Department of Management Services. Mr. Simon is currently a senior advisor to the investment firm KKR and serves as the President of WSS Venture Holdings, LLC. He currently serves on the boards of directors of Darden Restaurants, Inc. and Chico’s FAS Inc. Mr. Simon received his B.A. (Economics) and MBA from the University of Connecticut.
Mr. Swoboda was formerly the Chairman (2005 to 2017) and Chief Executive Officer (2001 to 2017) of Cree Inc., a publicly traded manufacturer of semiconductors and lighting products. As the CEO, he led the transformation of Cree from a small R&D focused company to a $1.6 billion multi-division global products company. Since 2017, Mr. Swoboda has served as the President of Cape Point Advisors, LLC, a private consulting company. Mr. Swoboda graduated from Marquette University with a B.S. in Electrical Engineering.
About Anixter
Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions.  We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.
Anixter adds value to the distribution process by providing approximately 130,000 customers access to 1) innovative supply chain solutions, 2) nearly 600,000 products and over $1.0 billion in inventory, 3) over 300 warehouses/branch locations with over 9 million square feet of space and 4) locations in over 300 cities in approximately 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.
Additional information about Anixter is available at www.anixter.com

INVESTOR CONTACTS

Ted Dosch	Kevin Burns
EVP - Finance & CFO	SVP - Investor Relations and Treasurer
(224) 521-4281	(224) 521-8258